Exhibit 99.1
For Final Release on April 6, 2011
Town Sports International Holdings, Inc. Announces Launch of Senior Refinancing
NEW YORK, April 6, 2011 — On April 7, 2011, Town Sports International Holdings, Inc. (the “Company”) will commence soliciting lenders to participate in a new $350 million senior secured credit facility consisting of a term loan facility and a revolving credit facility using commercially reasonable efforts. The Company expects the facility to be arranged by Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc. The Company will use the proceeds from the credit facility principally to repay the existing credit agreement dated February 27, 2007 and to redeem in full all of the Company’s outstanding 11% Senior Discount Notes due 2014 in accordance with their terms. The Company is seeking to complete the transaction during the second quarter, subject to, among other factors, receipt of satisfactory pricing and market conditions.
About Town Sports International, LLC:
The Company is a wholly owned subsidiary of Town Sports International Holdings, Inc.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 159 fitness clubs as of March 31, 2011, comprising 107 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. For more information on TSI, visit http://www.mysportsclubs.com.
From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
ICR, Inc.
Joseph Teklits/Melissa Mackay
(203) 682-8390
joseph.teklits@icrinc.com